Exhibit 99.1

IPALCO ENTERPRISES, INC.
One Monument Circle
Indianapolis, Indiana 46204-2936

IPALCO ENTERPRISES, INC. COMMENCES OFFER OF NEW SERIES OF SENIOR SECURED NOTES

INDIANAPOLIS, IN -- April 1, 2008--

IPALCO Enterprises, Inc. (the “Company”) announced today that it intends to offer, subject to market conditions and other factors, up to $395 million aggregate principal amount of senior secured notes due 2016.  The notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”).  The notes are being offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and outside the United States in accordance with Regulation S under the Securities Act.

The Company plans to use the net proceeds to repurchase up to the $375,000,000 outstanding aggregate principal amount of its 8.375% Senior Secured Notes due 2008 (at issue, the Notes’ original coupon was 7.375%) by means of a tender offer, for the redemption of any 2008 notes remaining outstanding after completion of the tender offer, and to pay related fees and expenses.

The new senior debt securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act.  This press release is neither an offer to sell nor a solicitation of an offer to buy securities.

Contact for Media Inquiries Only:  Connie Horwitz, Treasurer and Assistant Secretary
                                                                (317) 261-8670